EXHIBIT 99.1

Atrion Reports First Quarter Results

ALLEN, Texas, May 07, 2020 (GLOBE NEWSWIRE) -- Atrion Corporation (Nasdaq - ATRI) today announced that revenues for the quarter ended March 31, 2020 were $43.6 million compared with $41.6 million for the same period in 2019. Net income in the current-year quarter totaled $8.9 million compared to $9.4 million in last year’s first quarter, with diluted earnings per share for the first quarter of 2020 at $4.79 compared to $5.07 for the first quarter of 2019.

In announcing results for the first quarter of 2020, David A. Battat, President & CEO, said, “Before discussing our results, I wish to express my gratitude to my co-workers for their truly exceptional efforts during the COVID-19 pandemic. All of our facilities have remained operational thanks to their dedication. This was a monumental effort requiring the modification of manufacturing lines to increase distancing, scale up production capacity of critically needed products, and make personal protective equipment for our employees and for donation to our communities. Despite enormous personal and professional challenges, my co-workers accomplished all of this with courage, grace and dignity. I am privileged to work alongside them.”

Commenting on the Company’s results for the quarter compared to the same period last year, Mr. Battat stated, “We are pleased to report a 5% growth in revenues, despite the bans on elective surgery that impacted orders for our cardiovascular products as well as our decision to phase out certain 20 year-old ophthalmic products. Revenues from our fluid delivery products, many of which are used in critical care settings, saw an increase of 23%.” Mr. Battat continued, “We are especially pleased that operating income was up 6%, despite higher manufacturing costs due to the pandemic as well as higher expenses as we increased our research and development efforts. Net income and diluted EPS were both lower by 6% due to the unfavorable impact of mark-to-market valuation of our investment portfolio. During the quarter we purchased 14,576 of our shares at an average price of $634.27 per share while continuing to hold $96.4 million in cash and short- and long- term investments as of March 31, 2020. Addressing expectations for 2020, Mr. Battat concluded, “The world changed after we provided financial guidance for 2020, requiring us to completely reassess that forecast. With the COVID-19 pandemic continuing, and the likelihood of a second wave in the fall and winter, many of our OEM and hospital customers are reporting they are uncertain about their 2020 buying patterns. We could also be affected by a lasting economic slowdown, or mass illnesses requiring us to close our operations. Given all of this volatility, the only guidance we can provide for 2020 is that we will work tirelessly to manage this crisis effectively and compassionately, and that our focus on long-term growth will be steadfast.”

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion’s guidance for 2020. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: the impact of the COVID-19 virus; risk that the COVID-19 virus further disrupts or causes us to cease operations; changing economic, market, and business conditions; acts of war or terrorism; the effects of governmental regulation; and the diversion of management and other resources to respond to the COVID-19 outbreak. The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update, or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Contact: Jeffery Strickland
               Vice President and Chief Financial Officer
               (972) 390-9800

ATRION CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues	$43,594	$41,614
Cost of goods sold	23,726	22,911
Gross profit	19,868	18,703
Operating expenses	8,154	7,666
Operating income	11,714	11,037

Interest and dividend income	462	582
Other investment income (loss)	(997)	211
Income before income taxes	11,179	11,830
Income tax provision	(2,281)	(2,392)
Net income	8,898	9,438

Income per basic share	$4.80	$5.09

Weighted average basic shares outstanding	1,853	1,853

Income per diluted share	$4.79	$5.07

Weighted average diluted shares outstanding	1,859	1,862

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar. 31,	Dec. 31,
ASSETS	2020	2019
	(Unaudited)
Current assets:
Cash and cash equivalents	$44,080	$45,048
Short-term investments	18,568	23,766
Total cash and short-term investments	62,648	68,814
Accounts receivable	22,813	18,886
Inventories	41,252	42,093
Prepaid expenses and other	1,367	2,545
Total current assets	128,080	132,338
Long-term investments	33,718	31,772
Property, plant and equipment, net	85,446	84,606
Other assets	13,186	13,315

	$260,430	$262,031

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	12,961	11,274
Line of credit	--	--
Other non-current liabilities	12,472	12,887
Stockholders’ equity	234,997	237,870

	$260,430	$262,031